EXHIBIT 99.3

CITIBANK OMNI-S MASTER TRUST SERVICER'S CERTIFICATE

The undersigned, a duly authorized representative of Citibank (South Dakota), National Association ("CBSD") as Servicer pursuant to the Pooling and Servicing Agreement dated as of July 31, 1994, as amended, by and among CBSD (as successor to Sears, Roebuck and Co.), as Servicer, Citi Omni-S Finance LLC (as successor to SRFG, Inc.), as Seller, and The Bank of New York (successor trustee to Bank One, National Association (formerly, The First National Bank of Chicago)), as Trustee, hereby certifies that:

1.	As of the close of business on December 5, 2005, CBSD was the Servicer under the Pooling and Servicing Agreement.

2.	The undersigned is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.

3.

During the period from and including January 1, 2005 to and including December 5, 2005, in the course of my duties as a Servicing Officer of the Servicer, I would normally obtain knowledge of any Servicer Termination Event.

4.	To the best of my knowledge, no Servicer Termination Event has occurred.

          IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the 22nd day of March, 2006.

By: /s/ Andrew J. Lubliner Andrew J. Lubliner Servicing Officer